Exhibit 10.5

Nasca, December 17, 2001

Andrew T. Swarthout
General Manager
Bear Creek Mining Company

Dear Sirs,

The following is our response to your letter of 07-12-01.

It is our intention to reach an agreement to transfer 100% of the Yuri I and Yuri I-2000 mineral concessions, for the aggregate amount of US$800,000.00 (eight hundred thousand American Dollars) as the consideration for the transfer, to be paid as follows:

• On the sixth month following signing of the agreement	US$80,000

• Year to first anniversary of signing of the agreement	US$100,000

• Year to second anniversary of signing the agreement	US$200,000

• Year to third anniversary of signing the agreement	US$420,000

Minerals extracted during the sixth month assessment will be 100% for the concession holder(s).

The option agreement will contain the terms and conditions of the definitive agreement.

If an agreement is reached on good terms, and given the fact that we have to comply with and complete certain proceedings related to the mineral concessions, the option agreement will therefore be signed in the (coming) months following the first quarter of next year (2002).

Yours sincerely,

“José Manuel Garayar Guevara”	“Lucio Antonio Hernández Montoya”

“Lucila A. Bendezú Ochoa"
On behalf of Delia Bendezú Ochoa

“Andrew T. Swarthout"
General Manager
Bear Creek Mining Company